Exhibit 99 (a)

99 Bishopsgate
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27 November, 2020	Madrid	Washington, D.C.
Milan

Deutsche Bank Trust Company Americas

60 Wall Street

New York, New York 10005

Re: American Depositary Shares evidenced by American Depositary Receipts for deposited ordinary shares of Unilever PLC

Ladies and Gentlemen:

We refer to the Registration Statement on Form F-6 (the “Registration Statement”) relating to the American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”), each ADS representing the right to receive one (1) ordinary share, with a nominal value of 3 1/9 pence each (“Ordinary Shares”) of Unilever PLC (the “Company”).

In rendering the opinions set forth herein, we have assumed that (i) the Second Amended and Restated Deposit Agreement incorporated by reference in the Registration Statement (the “Deposit Agreement”) has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, (ii) the relevant Deposited Securities (as defined in the Deposit Agreement) will have been duly deposited with a custodian under and in accordance with the Deposit Agreement and all applicable laws and regulations, (iii) the choice of New York law contained in the Deposit Agreement is legal and valid under the laws of the United Kingdom, and (iv) insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside of the United States of America, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction

Based upon and subject to the foregoing, we are of the opinion that the ADSs covered by the Registration Statement, when evidenced by ADRs that are duly executed and delivered by the Depositary and issued in accordance with the terms of the Deposit Agreement, will be validly issued and will entitle the registered holders thereof to the rights specified in the Deposit Agreement and such ADRs.

Latham & Watkins is the business name of Latham & Watkins (London) LLP, a registered limited liability partnership organised under the laws of New York and authorised and regulated by the Solicitors Regulation Authority (SRA No. 203820). A list of the names of the partners of Latham & Watkins (London) LLP is open to inspection at its principal place of business, 99 Bishopsgate, London EC2M 3XF, and such persons are either solicitors, registered foreign lawyers, European lawyers or managers authorised by the SRA. We are affiliated with the firm Latham & Watkins LLP, a limited liability partnership organised under the laws of Delaware.

27 November 2020

The foregoing opinion is limited to the laws of the State of New York. We express no opinion as to the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit (a) to the Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/S/ Latham & Watkins

Latham & Watkins